FELLOWS ENERGY LTD. ANTICIPATES CLOSING AGREEMENT WITH DIAMOND
OIL & GAS CORPORATION IN EARLY JANUARY

FOR IMMEDIATE RELEASE

Cypress, California, December 23, 2003 - Fellows Energy Ltd. (OTCBB: FLWE),
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Fellows Energy Ltd. ("Fellows Energy") announced today that it has satisfied its conditions for closing the agreement with Diamond Oil & Gas Corporation ("Diamond") to purchase Diamond's exploration and drilling interests in certain oil and gas leases in Utah. The terms of the agreement call for, among other things, Fellows Energy to issue 3,500,000 shares of its common stock to Diamond in exchange for Diamond's rights to those leases, which were acquired from a third party, UCM Investment Corporation. The agreement between Diamond and Fellows Energy is expected to close on January 5, 2004. Following the close, Fellows Energy anticipates appointing Diamond's management to its own Board of Directors, as provided in Fellows Energy's recent information statement on
Schedule 14f-1.

Fellows Energy offers a full range of business consulting services in the retail automobile fueling industry, including advice and assistance on issues of business strategy and development of high-volume, multi-revenue source, retail automobile fueling centers or "Superstations". Superstations typically include retail fueling facilities, quick service restaurants, car wash facilities and a convenience store.

The agreement with Diamond is one of the ways in which Fellows Energy has been researching potential acquisitions or other suitable business partners to assist it in realizing its business objectives. Management hopes this agreement will bring additional value to the shareholders of Fellows Energy. There is no guarantee that Fellows Energy will acquire any other third party in lieu of that transaction, or that in the event that it acquires another entity, this acquisition will increase the value of Fellows Energy's common stock. Until such time as this agreement with Diamond or any other is concluded, Fellows Energy intends to continue providing its business consulting services to the retail automotive fueling industry.
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This press release may contain forward-looking information within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. Fellows Energy assumes no obligation to update the information contained in this press release. Fellows Energy's future results may be affected by its ability to continue to implement its consulting services, its dependence on hiring and retaining qualified professionals, potential fluctuations in its quarterly operating results, its dependence on certain key employees and its ability to timely and effectively integrate the businesses it may acquire.

CONTACT:  John R. Muellerleile
Fellows Energy Ltd.
Tel:  714-220-1806